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                                                                   EXHIBIT 4.6

                    NON-QUALIFIED STOCK OPTION AGREEMENT

                              Granted Under the
                    1992 Amax Gold Inc. Stock Option Plan

                                     of
                               AMAX GOLD INC.
                                P.O. Box 6940
                          Englewood, Colorado 80112

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             Option Number:                             4-

             Optionee:                                  2-
             Social Security Number                     3-

             Number of Shares:                          5-
             Option Price:                              --

             Date of Grant:                             March 21, 1994
             Non Exercisable Until:                     March 21, 1996*
             Expiration Date:                           March 21, 2004

* Subject to Paragraph 5 below.

     1.  Grant of Option. Amax Gold Inc. (the "Company") hereby grants to the
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Optionee named above this Option to purchase the above stated number of shares of its common stock, par value $0.01 per share ("Common Stock"), at the Option Price per share indicated above.

     2.  Governing Terms and Conditions. This Option is granted under and
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subject in every respect to the Company's 1992 Stock Option Plan (the "Plan"),
a copy of which is attached. By accepting this Option, the Optionee unconditionally accepts and agrees to be bound by the terms, conditions and provisions of the Plan, all of which are incorporated herein by reference.

     3.  Expiration. This Option has a term of ten years from its date of
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grant and may not be exercised after the Expiration Date set out above.

     4.  Termination of Employment. Subject to the exceptions specified in the
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Plan, this Option may not be exercised unless at the time of exercise the
Optionee is in the employ of the Company, or one of its subsidiaries.

     5.  Exercise. This Option may be exercised in whole at any time or in
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part from time to time during the period ending on the Expiration Date set out above subject to earlier termination of this Option in accordance with the provisions of the Plan. In no event shall this Option be exercisable in whole or in part prior to two years from its date of grant, except on the terms and conditions pertaining to a Change in Control as defined in the Plan or as otherwise specified in the Plan.
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     6.  Option Price.  The aggregate Option Price of all shares purchased
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pursuant to an exercise of this Option shall be paid either (i) in cash or by check, bank draft or money order payable to the order of the Company, or (ii) through the delivery of previously acquired shares of Common Stock of the Company owned by the Optionee, to the extent that such payment does not require the delivery of a fractional share of such previously acquired Common Stock, or
(iii) a combination of (i) and (ii) above. Previously acquired shares delivered to the Company shall be valued as provided in the Plan. In lieu of receiving payment of the Option Price, the Company may, in its sole discretion, allow the Optionee to use the alternative settlement method set out in the Plan.


     7.  Adjustment.  The number of shares subject to this Option and the Option
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Price are subject to adjustment as set forth in the Plan.


     8.  No Assignments.  This Option and the rights and privileges conferred by
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this Agreement may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) except by will or the laws of descent and distribution, or in other circumstances specified in the Plan, and shall not be subject to execution, attachment or similar process.


     9.  Conflicts.  In the event of any conflict between the provisions of
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this Option and the provisions of the Plan, the provisions of the Plan shall control.


     IN WITNESS WHEREOF, Amax Gold Inc. has caused this Option to be duly executed in its name.



Dated: April 1994



                                             AMAX GOLD INC.



                                             By:
                                                -------------------------------
                                                Chairman, President and CEO




Accepted by:


                                                          Dated:
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Optionee Signature